Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106268 and 333-111806 on Form S-3, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76138, 333-76140, and 333-132738 on Form S-8, of our report dated May 8, 2006 relating to the Piedmont Natural Gas Company, Inc. Salary Investment Plan appearing in this Annual Report on Form 11-K of Piedmont Natural Gas Company, Inc. for the period from October 1, 2005 through December 31, 2005.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
May 8, 2006